                                                                   EXHIBIT 10.16



                               SECOND AMENDMENT TO
               SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF
                                  GGPLP L.L.C.

         SECOND AMENDMENT TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF GGPLP L.L.C. (this "Second Amendment") is made and entered into on the 13th day of May, 2002, by and among the undersigned parties.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, a Delaware limited liability company known as GGPLP L.L.C. (the "Company") exists pursuant to the Delaware Limited Liability Company Act and that certain Second Amended and Restated Operating Agreement dated April 17, 2002, as amended by that certain First Amendment thereto dated April 23, 2002 (the "Restated Agreement"), among GGP Limited Partnership, a Delaware limited partnership, GGP American Properties Inc., a Delaware corporation, Caledonian Holding Company, Inc., a Delaware corporation, GSEP 2000 Realty Corp., a Delaware corporation, GS 2002 Realty Corp., a Delaware corporation, and General Growth Properties, Inc., a Delaware corporation ("GGPI");

         WHEREAS, concurrently herewith, DA Retail Investments, LLC, a Delaware limited liability company ("DAI"), is contributing $5,000,000 to the capital of the Company and, in exchange therefor, the Company is issuing to DAI Series C Preferred Units (as defined in the Restated Agreement, as amended hereby); and

         WHEREAS, the parties hereto, constituting a Majority-In-Interest of the Common Units (as defined in the Restated Agreement) and DAI, desire to amend the Restated Agreement to reflect such capital contribution and the establishment and issuance of Series C Preferred Units and to set forth certain other understandings.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Restated Agreement, as amended hereby.

         2. AMENDMENT TO SECTION 1.1.

         (a) Section 1.1 of the Restated Agreement is hereby amended by deleting the last sentence of the definition of "Units" and inserting the following in its place and stead:

         "The number and designation of all Units held by each Member as of May 13, 2002 is set forth opposite such Member's name on Schedule A."

         (b) Section 1.1 of the Restated Agreement is hereby amended by deleting the definition of "Closing Price" and inserting the following in its place and stead:

                  "`Closing Price' shall mean, with respect to any Common Shares on any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system if the Common Shares are listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares as such person is selected from time to time by the Board of Directors of GGPI."

         (c) Section 1.1 of the Restated Agreement is hereby amended by deleting the definition of "Gross Asset Value" and inserting the following in its place and stead:

                  "Gross Asset Value" shall mean, with respect to any asset of the Company, such asset's adjusted basis for Federal income tax purposes, except as follows:

                        (a) the initial Gross Asset Value of (i) the assets contributed by each Member to the Company prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Company as of the date hereof, and (ii) any asset hereafter contributed by a Member (including the Managing Member), other than money, is the gross fair market value thereof as reasonably determined by the Managing Member using such reasonable method of valuation as the Managing Member may adopt;

                        (b) if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times:

                            (i) a Capital Contribution (other than a de minimis
                  Capital Contribution) to the Company by a new or existing Member as consideration for Units; and

                            (ii) the distribution by the Company to a Member of
                  more than a de minimis amount of Company property as consideration for the redemption of Units; and

                        (c) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, upon the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

                        (d) the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the Managing Member as of the date of distribution; and

                        (e) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit A); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Managing Member reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (e).

         At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Members' Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (e) of said definition in all other cases.

                        (d) Section 1.1 of the Restated Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order in such section:

                  "DAI" shall mean DA Retail Investments, LLC, a Delaware limited liability company.

                  "DAI Contribution Obligation" shall mean the obligation of DAI to make a Capital Contribution pursuant to Section 7.8 hereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended."

                  "Exculpatory Liabilities" shall mean Company liabilities with respect to which both of the following conditions are met: (i) the creditor's right to repayment is not limited to specified assets of the Company (i.e., the liability constitutes a recourse obligation of the Company), and (ii) no Member or related person bears the economic risk of loss for such liability (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

                  "Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities" shall be determined upon liquidation of the Company and shall mean the excess of (i) the aggregate Gross Asset Value of all Company assets (not including the DAI Contribution Obligation or any similar capital contribution obligation or capital account restoration obligation of any other Member), except that for this purpose Code Section 7701(g) shall not be applied in determining the fair market value of an asset solely because it is subject to or available to satisfy one or more Exculpatory Liabilities, over (ii) the aggregate amount of all Nonrecourse Liabilities other than Exculpatory Liabilities.

                  "Recourse Liabilities" shall mean Company liabilities with respect to which a Member or related person bears the economic risk of loss (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

         3. NEW SECTION 4.8. Article IV of the Restated Agreement is hereby amended by adding the following new section at the end thereof:

                  "4.8 ESTABLISHMENT OF SERIES C PREFERRED UNITS. A new series of Preferred Units designated as the "8.25% Series C Cumulative Preferred Units" (the "Series C Preferred Units") is hereby established and shall have such rights, preferences, limitations and qualifications as are described on Schedule C, attached hereto and by this reference made a part hereof (in addition to the rights, preferences, limitations and qualifications contained elsewhere in this Agreement, to the extent applicable). The maximum number of Series C Preferred Units which may be issued by the Company from time to time shall be 20,000."

         4. ISSUANCE OF SERIES C PREFERRED UNITS. Concurrently herewith, the Company is issuing to DAI 20,000 Series C Preferred Units in exchange for a Capital Contribution by DAI of $5,000,000. DAI is hereby admitted as a Member in respect of the Series C Preferred Units issued to it, and DAI hereby agrees to be bound by the provisions of the Restated Agreement, as the same is amended hereby and as the same may be amended from time to time, with respect to such Series C Preferred Units. Series C Preferred Units shall not have any relative, participating, optional or other special rights and powers other than as set forth in the Restated Agreement, as the same is amended hereby. Series C Preferred Units that are redeemed or purchased by the Company shall be cancelled and may not be reissued.

         5. AMENDMENT TO SECTION 7. Section 7 of the Restated Agreement is hereby amended by adding the following new Section 7.8 at the end thereof:

                  "7.8 DAI CONTRIBUTION OBLIGATION. Notwithstanding any other provision of this Agreement (including Schedule C to this Agreement):

                  (a) Upon liquidation of the Company, in the event that the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities is less than One Hundred Million Dollars ($100,000,000), DAI shall make a Capital

         Contribution to the Company of cash in immediately available funds equal to the least of (i) One Hundred Million Dollars ($100,000,000),
         (ii) the amount by which One Hundred Million Dollars ($100,000,000) exceeds the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities and (iii) the aggregate amount of Recourse Liabilities and Exculpatory Liabilities outstanding immediately prior to the liquidation of the Company. Such amount shall be used to pay Recourse Liabilities and/or Exculpatory Liabilities or shall be distributed to Members other than DAI in accordance with their positive Capital Account balances.

                  (b) DAI shall make any Capital Contribution required to be made by it pursuant to this Section 7.8 no later than the later to occur of (i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) 90 days after the date of such liquidation.

                  (c) Any Capital Contribution made by DAI pursuant to this
         Section 7.8 and the associated Capital Account credit shall be taken into account in allocating Net Income and Net Loss and other items of income, gain, loss and deduction for the taxable year of liquidation.

                  (d) DAI shall not be subrogated to the rights of any creditor or other person receiving the proceeds of the Capital Contribution made by DAI pursuant to this Section 7.8 against the Managing Member, the Company, another Member or any person. DAI hereby waives any right to reimbursement, contribution or similar right to which DAI might otherwise be entitled as a result of the performance of its obligations under this Section 7.8.

                  (e) Section 4.4 and Section 4.6 hereof shall not apply with respect to DAI's obligations pursuant to this Section 7.8.

                  (f) The parties intend that DAI shall bear the economic risk of loss within the meaning of Section 1.752-2(a) of the Regulations with respect to an amount of Exculpatory Liabilities and/or Recourse Liabilities equal to the lesser of One Hundred Million Dollars ($100,000,000) and the aggregate amount of Recourse Liabilities and Exculpatory Liabilities, and this Section 7.8 and other relevant provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

                  (g) Notwithstanding any other provision of this Agreement, at any time on or after June 1, 2005, DAI may terminate the DAI Contribution Obligation by providing twelve (12) months' prior written notice to the Company, provided however that the DAI Contribution Obligation shall not terminate if during the twelve (12) month period following such notice there has been:

                        (i) An entry of a decree or order for relief in respect of the Company by a court having jurisdiction over a substantial part of the Company's assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of the Company's affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

                        (ii) The commencement against the Company of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

                        (iii) The commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of Company generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing;

         provided that, after the passage of such 12 months, DAI shall cease to be liable for the DAI Contribution Obligation, at the first time, if any, that the appointment, case or proceeding referred to in Section 7.8(g)(i) through (iii) above has terminated.

                  (h) As a result of the transfer of all or a portion of the Series C Preferred Units to a Permitted DAI Transferee pursuant to
         Section 7 of Schedule C, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation except to the extent that such Permitted DAI Transferee agrees to assume all or a portion of such transferor's obligation under the DAI Contribution Obligation. In the event of such a transfer to and assumption by the Permitted DAI Transferee, (1) the transferor and the Permitted DAI Transferee assuming the obligation under the DAI Contribution Obligation shall notify the Company that the Permitted DAI Transferee has assumed all or a portion of the DAI Contribution Obligation in connection with such transfer, and (2) this Agreement shall be amended to reflect such Permitted DAI Transferee's assumption of all or a portion of the DAI Contribution Obligation. Except to the extent that the Permitted DAI Transferee assumes all or a portion of the obligation under the DAI Contribution Obligation in accordance with this Section 7.8(h), the transferor shall not be relieved of such obligation and shall continue to be obligated under the DAI Contribution Obligation notwithstanding the transfer and to the same extent as if the transfer had not occurred. Following the transfer of Series C Preferred Units to GGPI or the Managing Member pursuant to Section 6 of Schedule C, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation in accordance with its terms and neither GGPI nor the Managing Member shall have any liability therefor."

         6. NEW SCHEDULE A. Schedule A to the Restated Agreement, identifying the Members and the number and type hereby inserted in its place and stead.

         7. NEW SCHEDULE C. Schedule C in the form attached hereto, fixing the powers, preferences, rights, qualifications, limitations and restrictions of the Series C Preferred Units, is hereby added to the Restated Agreement and inserted after Schedule B thereto.

         8. OTHER PROVISIONS UNAFFECTED. Except as expressly amended hereby, the Restated Agreement shall remain in full force and effect in accordance with its terms.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Second Amendment (and GGPI has executed this Second Amendment solely for the purpose of binding itself under Section 6 of Schedule C to the Restated Agreement, as amended hereby) on the day and year first above written.



                                GGP LIMITED PARTNERSHIP, a Delaware
                                limited partnership



                                By:  GENERAL GROWTH PROPERTIES, INC.,
                                     a Delaware corporation, its general partner

                                     By:  /s/ Bernard Freibaum
                                         ---------------------------------------
                                         Name:  Bernard Freibaum
                                              ----------------------------------
                                         Title: Executive Vice President
                                              ----------------------------------
                                     110 North Wacker Drive
                                     Chicago, Illinois  60606
                                     Attention:  John Bucksbaum
                                     Facsimile No.: 312-960-5463


                                DA RETAIL INVESTMENTS, LLC


                                By:  SAMUEL ZELL/ROBERT LURIE
                                     GENERAL PARTNERS, INC.
                                     a Delaware corporation,
                                     its managing member

                                     By:  /s/ Philip Tinkler
                                         ---------------------------------------
                                         Name:  Philip Tinkler
                                              ----------------------------------
                                         Title: Treasurer
                                              ----------------------------------
                                     c/o Equity Group Investment, LLC
                                     Two North Riverside Plaza, Suite 600
                                     Chicago, Illinois   60606
                                     Attention:  Donald J. Liebentritt
                                     Facsimile No.: 312-575-7024

                                GENERAL GROWTH PROPERTIES, INC.,
                                a Delaware corporation

                                By:  /s/ Bernard Freibaum
                                     -------------------------------------------
                                     Name:  Bernard Freibaum
                                          --------------------------------------
                                     Title: Executive Vice President
                                          --------------------------------------
                                     110 North Wacker Drive
                                     Chicago, Illinois 60606
                                     Attention:  John Bucksbaum
                                     Facsimile No.: 312-960-5463

                                   SCHEDULE A

                                     MEMBERS

         Member                           Common Units                      Preferred Units
         ------                           ------------                      ---------------
GGP Limited Partnership                      911,000                               0

Caledonian Holding Company, Inc.              29,600                               0

GGP American Properties Inc.                  58,500                               0

GSEP 2000 Realty Corp.                          0                  700,000 Series A Preferred Units

GSEP 2002 Realty Corp.                          0                  240,000 Series B Preferred Units

DA Retail Investments, LLC                      0                   20,000 Series C Preferred Units


                                   SCHEDULE C
                                     TO THE
                 SECOND AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                                  GGPLP L.L.C.

         DESIGNATION, PREFERENCES AND RIGHTS OF SERIES C PREFERRED UNITS

     1. DESIGNATION AND NUMBER; ETC. The Series C Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Agreement to the extent applicable). The authorized number of Series C Preferred Units shall be 20,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule C and any other provision of the Agreement, the provisions of this Schedule C shall control. Series C Preferred Units shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

     2. RANK OF THE SERIES C PREFERRED UNITS. The Series C Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank as follows:

     (a) senior to all classes or series of Common Units and all series of Preferred Units that are not referred to in Section 2(b) or (c) of this Schedule C (the Common Units and the Preferred Units ranking junior to the Series C Preferred Units with respect to distribution rights and rights upon liquidation, dissolution and winding up, collectively, "Series C Junior Units");

     (b) on parity with the Series A Preferred Units, the Series B Preferred Units and each other series of Preferred Units that is hereafter created and that provides by its express terms that it ranks on parity with the Series C Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding-up of the Company (the "Series C Parity Units"); and

     (c) junior to any class or series of Preferred Units that is hereafter established, that provides by its express terms that it ranks senior to the Series C Preferred Units and that is approved in accordance with the provisions of Section 3 of this Schedule C.

     3. VOTING. The Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the Series C Preferred Units outstanding at such time, (a) reclassify any Common Units into Preferred Units ranking senior to or on parity with the Series C Preferred Units with respect to the payment of distributions or distribution of assets upon liquidation, dissolution or winding-up of the Company, (b) issue additional Series C Preferred Units or (c) amend, alter or repeal this Section 3 or any other provisions of this Schedule C or the Agreement, whether by merger, consolidation or otherwise (a "Series C Event"), so as to negate the provisions of clause (a) or (b) of this paragraph or materially and adversely affect any special right, preference, privilege or voting power of the holders of the Series C Preferred Units. Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power and shall not require the vote or consent of the holders of the Series C

Preferred Units: (A) the occurrence of any of the Series C Events set forth in clause (c) of this paragraph so long as Series C Preferred Units remain outstanding with the terms thereof materially unchanged (taking into account that, upon the occurrence of such Series C Event, the Company may not be the surviving entity) and the surviving entity is a Qualified Entity, (B) the authorization or creation of, or the increase in the authorized or issued amount of, the Common Units or any other series of Preferred Units, whether ranking senior or junior to or on parity with the Series C Preferred Units (and any amendments to the Agreement to effect such increase, creation or issuance), provided that no such action alters the parity of the Series C Preferred Units with the Series A Preferred Units and the Series B Preferred Units, and (C) the liquidation, dissolution and winding-up of the Company. In addition, the Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units outstanding at such time (voting together as a single class), authorize or create, or increase the authorized or issued amount of, any class or series of Units ranking senior to the Series C Preferred Units with respect to payments of distributions or rights upon liquidation, dissolution or winding up of the Company (but the provisions of this sentence only shall apply with respect to any such authorization, creation or increase if there are Series A Preferred Units and/or Series B Preferred Units outstanding at the time of such authorization, creation or issuance).

         For purposes of the provisions of this Section 3, each Series C Preferred Unit (and for purposes of the last sentence of the immediately preceding paragraph, the Series A Preferred Units and Series B Preferred Units) shall have one (1) vote.

         Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Units shall have been exchanged or redeemed.

         Except as provided herein, the holders of Series C Preferred Units shall have no voting or consent rights or other rights to participate in the management of the Company or to receive notices of meetings.

     4. DISTRIBUTIONS.

     (a) Payment of Distributions. Each holder of Series C Preferred Units will be entitled to receive, when, as and if declared by the Managing Member, out of Net Operating Cash Flow and subject to the right to payment of the holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, cumulative preferential cash distributions per Series C Preferred Unit at the rate per annum of 8.25% of the $250 base liquidation preference thereof (or $5.15625 per quarter) (the "Series C Preferred Unit Distribution"). Series C Preferred Unit Distributions with respect to any Series C Preferred Units shall be cumulative, shall accrue from the date of the issuance of such Series C Preferred Units and will be payable (i) quarterly when, as and if authorized and declared by the Managing Member, in arrears, on the 15th day of January, April, July and October of each year and (ii) in the event of an exchange or redemption of Series C Preferred Units, on the exchange or redemption date, as applicable (each a "Series C Preferred Unit Distribution Payment Date"), commencing on the first of such payment dates to occur following their original date of issuance. The amount of distribution per Series C

Preferred Unit accruing in each full quarterly distribution period shall be computed by dividing the annual distribution rate by four. The amount of distributions payable for the initial distribution period or any other period shorter or longer than a full quarterly distribution period on the Series C Preferred Units will be computed on the basis of twelve 30-day months and a 360-day year and the actual number of days elapsed in such a thirty (30) day month. If any Series C Preferred Unit Distribution Payment Date is not a Business Day, then payment of the Series C Preferred Unit Distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any deduction), in each case with the same force and effect as if made on such date. Series C Preferred Unit Distributions will be made to the holders of Series C Preferred Units of record on the relevant record dates, which will be fifteen (15) days prior to the relevant Series C Preferred Unit Distribution Payment Date.

     (b) Distributions Cumulative. Notwithstanding the foregoing, Series C Preferred Unit Distributions will accrue whether or not the terms and provisions of the Agreement or any other agreement of the Company at any time prohibit the current payment of distributions, whether or not the Company has revenues, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid Series C Preferred Unit Distributions will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable. Any accrued but unpaid Series C Preferred Unit Distributions that are not paid on or prior to the date that they first become payable are hereinafter referred to as "Series C Accumulated Preferred Unit Distributions." No interest or sum of money in lieu of interest will be payable in respect of any Series C Accumulated Preferred Unit Distributions. Series C Accumulated Preferred Unit Distributions may be declared and paid at any time, without reference to any regular Series C Preferred Unit Distribution Payment Date.

     (c) Priority as to Distributions.

          (i) So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Series C Parity Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Parity Units, unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full (or have been declared and a sum sufficient for such payment has been set aside therefor) or when Series C Accumulated Preferred Unit Distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Units and all distributions declared upon any other series or class or classes of Series C Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series C Preferred Units and such Series C Parity Units.

          (ii) So long as any Series C Preferred Units are outstanding, no distribution of cash or other property (other than distributions paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Series C Junior Units nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Junior Units (other than consideration paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full or have been declared and a sum sufficient for payment thereof has been set aside therefor.

          (iii) So long as there are Series C Accumulated Preferred Unit Distributions (and a sum sufficient for full payment of Series C Accumulated Preferred Unit Distributions is not so set apart), all future Series C Preferred Unit Distributions shall be authorized and declared so that the amount of Series C Preferred Unit Distributions per Series C Preferred Unit shall in all cases bear to each other the same ratio that Series C Accumulated Preferred Unit Distributions per Series C Preferred Unit bear to each other.

          (iv) Notwithstanding anything to the contrary set forth herein, distributions on Units held by the Managing Member ranking junior to or on parity with the Series C Preferred Units may be made, without preserving the priority of distributions described in Sections 4(c)(i) and (ii) of this Schedule C, but only to the extent such distributions are required to preserve the REIT status of GGPI.

     (d) No Further Rights. Except as provided in Section 5 hereof, holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the Series C Preferred Unit Distributions (and any Series C Accumulated Preferred Unit Distributions) described herein.

     5. LIQUIDATION PREFERENCE.

     (a) Payment to Holders of Series C Preferred Units. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the right to payment of holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Series C Junior Units, each holder of the Series C Preferred Units shall be entitled to receive an amount equal to such holder's Capital Account in respect of its Series C Preferred Units, but the holders of Series C Preferred Units shall not be entitled to any further payment in respect of their Series C Preferred Units. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable to the holders of Series C Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Series C Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Units and the holders of any such other Series C Parity Units ratably in accordance with the respective amounts that would be payable on such Series C Preferred Units and any such other Series C Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 5, none of a consolidation or merger of the Company with or into one or more entities, a merger of an entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

     (b) Payments to Holders of Series C Junior Units. Subject to the rights of the holders of Series C Parity Units, after payment shall have been made in full to the holders of the Series C Preferred Units as provided in this Section 5, any series or class or classes of Series C Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Units shall not be entitled to share therein.

     6. EXCHANGE RIGHTS.

     (a) Right to Exchange.

          (i) Subject to the other terms and conditions of this Section 6, Series C Preferred Units will be exchangeable in whole but not in part with GGPI at any time on or after June 1, 2012, at the option of the holders of at least fifty-one percent (51%) of all outstanding Series C Preferred Units, for authorized but previously unissued Common Shares (and in the event such option is exercised, such exercise and the Series C Exchange Notice (as defined below) given in connection therewith shall be deemed to apply to all issued and outstanding Series C Preferred Units and the holders thereof). Each holder of Series C Preferred Units will be entitled to receive for each Series C Preferred Unit held by it a number of Common Shares equal to the quotient of the Capital Account relating to such Series C Preferred Unit (adjusted and booked up or down to reflect fair market value of Company assets through the exchange closing date) (the amount of such Capital Account, the "Series C Exchange Price") divided by the Current Per Share Market Price as of the Trading Day immediately preceding the exchange closing date. This exchange right is only exercisable if, at the time of exercise, the fair market value of the Company's assets exceeds the Company's liabilities (and any preferred security claims senior to the Series C Preferred Units) by an amount at least equal to twice the sum of
     (1) the aggregate Capital Accounts of all holders of Series C Preferred Units plus (2) the aggregate Capital Accounts of all holders of Series C Parity Units.

          (ii) Notwithstanding anything to the contrary set forth in Section 6(a)(i) of this Schedule C, if a Series C Exchange Notice has been delivered to the Managing Member and GGPI, then the Managing Member or GGPI may at its option, within ten (10) Business Days after receipt of the Series C Exchange Notice, elect to purchase or cause the Company to redeem all or a portion of the outstanding Series C Preferred Units for cash at the Series C Exchange Price per Series C Preferred Unit. If such election by GGPI is made with respect to fewer than all of the outstanding Series C Preferred Units, the number of Series C Preferred Units held by each holder of Series C Preferred Units to be redeemed or purchased shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units that the total number of Series C Preferred Units held by such holder of Series C Preferred Units represents) of the aggregate number of Series C Preferred Units being redeemed or purchased. An election by the Managing Member or GGPI under this Section shall be effected by delivering notice thereof to the holders identified in the Series C Exchange Notice.

          (iii) If an exchange of all Series C Preferred Units pursuant to
     Section 6(a)(i) of this Schedule C would violate the provisions on ownership limitation of GGPI set forth in its Charter and such ownership limitation is not waived by GGPI, each holder of Series C Preferred Units shall be entitled to exchange the maximum number of Series C Preferred Units which would comply with the provisions on the ownership limitation of GGPI, and any Series C Preferred Units not so exchanged shall be purchased by GGPI or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

          (iv) If an exchange of all Series C Preferred Units pursuant to
     Section 6(a)(i) of this Schedule C is prohibited by virtue of the holder of the Series C Preferred Units being unable to make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws pursuant to Section 6(b)(i) below, any Series C Preferred Units not so exchanged shall be purchased by GGPI or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

     (b) Procedure for Exchange and/or Redemption of Series C Preferred Units.

          (i) The exchange right only may be exercised pursuant to a written notice of exchange (the "Series C Exchange Notice") delivered to the Managing Member and GGPI by holders of Series C Preferred Units owning at least fifty-one percent (51%) of the outstanding Series C Preferred Units by fax and certified mail postage prepaid. The closing of the exchange, purchase and/or redemption pursuant to this Section 6 shall occur within fifteen (15) Business Days following the giving of the Series C Exchange Notice. At the closing, the exchanging holder(s) shall deliver such instruments of transfer and other documents as GGPI or the Managing Member may reasonably request, and GGPI and/or the Company shall deliver to the exchanging holder(s) certificates representing the Common Shares and/or the cash redemption and/or purchase price. Notwithstanding anything to the contrary contained herein, any and all Series C Preferred Units to be exchanged for Common Shares pursuant to this Section shall be so exchanged in a single transaction at one time. As a condition to the exercise of the rights contained in this Section 6, each holder of Series C Preferred Units shall make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws, including without limitation representations and warranties that such holder is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act and that such holder is acquiring such Common Shares for investment, solely for its own account and not with a view to or for the resale or distribution thereof (other than pursuant to the Registration Statement, as defined below); provided, however, that in the event a holder is unable to make such representations, the condition shall be deemed satisfied with respect to such holder by virtue of Section 6(a)(iv). Any Common Shares issued pursuant to this Section to a holder of Series C Preferred Units shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Charter or the by-laws of GGPI, the Securities Act or relevant state securities or blue sky laws or created by, through or under such holder, and any Series C Preferred Units as to which the exchange right has been exercised shall be free of any pledge, lien, encumbrance or restriction other than those provided in the Agreement, the Securities Act and relevant state securities or blue sky laws (and the parties shall make representations and warranties to the other to such effect). Subject to the provisions of Section 6(c) of this Schedule C, the certificates representing the Common Shares issued upon exchange of the Series C Preferred Units shall, in addition to any legend required by the Charter, contain the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

          (ii) In the event of an exchange of Series C Preferred Units, an amount equal to the Series C Accumulated Preferred Unit Distributions to the date of exchange on any Series C Preferred Units tendered for exchange shall continue to accrue on such Series C Preferred Units, which remain outstanding following such exchange, with the Managing Member as the holder of such Series C Preferred Units (GGPI having contributed the Series C Preferred Units to the Managing Member). Fractional Common Shares are not to be issued upon exchange but, in lieu thereof, the Managing Member will pay a cash adjustment based upon the Current Per Share Market Price as of the exchange closing date.

          (iii) During the thirty day period ending on the closing of any exchange, purchase and/or redemption pursuant to this Section 6, the holders of Series C Preferred Units shall not, directly or indirectly, buy or sell (including without limitation short-sell) any Common Shares, whether in the open market or in a negotiated transaction.

     (c) Registration of Common Shares.

          (i) As soon as practicable following the issuance of Common Shares pursuant to this Section 6 (but, subject to the provisions of the last sentence of Section 6(c)(ii) of this Schedule C, in no event more than 90 days following such issuance), GGPI shall file a Registration Statement on Form S-3 or other appropriate registration form (the "Registration Statement") with the SEC covering the resale by the initial holders of such Common Shares (the "Initial Holders") and shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter. Following the effective date of the Registration Statement and until the Common Shares covered by the Registration Statement have been sold or are eligible for resale under Rule 144(k) promulgated under the Securities Act, GGPI shall keep the Registration Statement current, effective and available for the resale by the Initial Holders of the Common Shares delivered to them pursuant to this Section 6. GGPI shall bear all expenses relating to filing such Registration Statement and keeping such Registration Statement current, effective and available; provided, however, that GGPI shall not be responsible for any brokerage fees or underwriting commissions due and payable by any holder of such Common Shares.

          (ii) During the time period when the Registration Statement is required to be current, effective and available under Section 6(c)(i) of this Schedule C, GGPI also shall:

               (1) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus constituting a part thereof, as amended or supplemented (the "Prospectus"), as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale of the Common Shares covered by such Registration Statement whenever any Initial Holder shall desire to sell or otherwise dispose of the same but in no event beyond the period in which the Registration Statement is required to be kept in effect under Section 6(c)(i) of this Schedule C;

               (2) furnish to each Initial Holder, without charge, such number of authorized copies of the Prospectus, and any amendments or supplements to the Prospectus, in conformity with the requirements of the Securities Act, and such other documents as any Initial Holder may reasonably request in order to facilitate the public sale or other disposition of the Common Shares owned by the Initial Holders.

               (3) register or qualify the securities covered by the Registration Statement under state securities or blue sky laws of such jurisdictions as are reasonably required to effect a sale thereof and do any and all other acts and things which may be necessary or appropriate under such state securities or blue sky laws to enable the Initial Holders to consummate the public sale or other disposition in such jurisdictions of such securities;

               (4) before filing any amendments or supplements to the Registration Statement or the Prospectus, furnish copies of all such documents proposed to be filed to the Initial Holders who shall be afforded a reasonable opportunity to review and comment thereon; provided, however, that all such documents shall be subject to the approval of the Initial Holders insofar as they relate to information concerning the Initial Holders (including, without limitation, the proposed method of distribution of any Initial Holder's securities);

               (5) notify the Initial Holders promptly (A) when any such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective,
          (B) of any request by the SEC or any state securities authority for amendments and supplements to such Registration Statement and the Prospectus or for additional information, (C) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of any such Registration Statement or the initiation of any proceedings for the purpose, (D) if, between the effective date of any such Registration Statement and the sale of the Common Shares to which it relates, GGPI receives any notification with respect to the suspension of the qualification of the Common Shares or initiation of any proceeding for such purpose, and (E) of the happening of any event during the period such Registration Statement is effective which in the judgment of GGPI makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or which requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading;

               (6) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest practicable time;

               (7) cooperate with each Initial Holder to facilitate the timely preparation and delivery of certificates representing Common Shares being sold, which certificates shall not bear any restrictive legends, provided the Common Shares evidenced thereby have been sold in a manner permitted by the Prospectus; and

               (8) upon the occurrence of any event contemplated by Section 6(c)(ii)(5)(E) hereof, promptly prepare and file a supplement or post-effective amendment to the Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Common Shares, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary contained herein, the obligation to prepare and file the Registration Statement or any supplement or post-effective amendment thereto and any other obligations of GGPI hereunder shall be suspended if GGPI, relying upon advice of counsel, determines that disclosure of any information required to be included therein would be adverse to its interests, but such suspension shall not extend beyond 120 days with respect to any such specified event.

          (iii) GGPI hereby agrees to indemnify and hold harmless each Initial Holder and each person, if any, who controls such Initial Holder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys' fees) ("Claims") to which such Initial Holder or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Initial Holder and each such controlling person for any legal or other expenses reasonably incurred by such Initial Holder in connection with investigating or defending any such loss as such expenses are incurred; provided, however, that GGPI shall not be liable insofar as any such losses, claims, damages, costs and expenses (including reasonable attorneys' fees) are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to GGPI by any Initial Holder expressly for use therein. Each Initial Holder agrees to indemnify and hold harmless GGPI and each person, if any, who controls GGPI (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Claims to which GGPI or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or omission or alleged untrue statement or omission based upon such information furnished in writing to GGPI by such Initial Holder.

          (iv) Each Initial Holder agrees that, upon receipt of any notice from GGPI of the happening of any event of the kind described in Section 6(c)(ii)(5)(E), such Initial Holder will forthwith discontinue disposition of securities pursuant to the Registration Statement until such Initial Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(ii)(8).

     (d) NO OTHER EXCHANGE RIGHTS. The Series C Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of GGPI, the Managing Member, the Company or any other Person at the option of any holder of Series C Preferred Units except as expressly provided in this Section 6 or in that certain Debt Maintenance Agreement by and between the Company and DAI of even date herewith.

     7. TRANSFERS. Notwithstanding anything to the contrary contained in the Agreement, DAI, and any Permitted DAI Transferee (hereinafter defined) pursuant to this Section 7, may sell, assign or otherwise transfer all but not part of its Series C Preferred Units to a single Permitted DAI Transferee, without the consent of the Managing Member; provided, however, that (i) no such sale, conveyance or other transfer may be made unless the requirements of Section 8.3 of the Agreement (other than Section 8.3(b) thereof) and the second and fourth sentences of Section 8.2 of the Agreement are satisfied with respect to such sale, conveyance or other transfer, (ii) such Series C Preferred Units are held by one person for purposes of Treasury Regulation ss. 1.7704-1(h)(1)(ii), taking into account the "look-through" rules of Treas. Reg.ss. 1.7704-1(h)(3), (iii) the transferor and transferee provide the Company with representations and covenants reasonably satisfactory to the Company to assure the Company that the requirements described in (ii) above will be satisfied immediately after the transfer and at all times thereafter and (iv) the organizational documents of the proposed transferee prohibit the issuance or the transfer of any membership or other equity interests in such transferee if such transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg.ss. 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg.ss. 1.7704-1(h)(3). For this purpose, a "Permitted DAI Transferee" shall mean a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of DAI or a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of a Permitted DAI Transferee who was the transferee of Series C Preferred Units pursuant to this Section 7 by virtue of having itself constituted an Affiliate of DAI. In addition, DAI and each Permitted DAI Transferee respectively covenants on behalf of themselves and their respective direct or indirect equity owners that no issuances of membership or equity interests or transfers of membership or equity interests in DAI or any DAI Permitted Transferee or any Person owning a direct or indirect equity interest in either shall be made or effective if the Series C Preferred Units held by DAI or the DAI Permitted Transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg.ss. 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg.ss.1.7704-1(h)(3).